Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Jamie McShane
March 6, 2023	212-460-4111

Con Edison Announces

$1 Billion Accelerated Share Repurchase

NEW YORK - Consolidated Edison, Inc. (“Con Edison”) (NYSE:ED) today announced that it has entered into accelerated share repurchase agreements with two dealers to repurchase $1 billion in aggregate of its common shares. Con Edison is funding the repurchases under the accelerated share repurchase agreements from a portion of the proceeds from the sale of Con Edison Clean Energy Businesses, Inc.

Under the terms of the accelerated share repurchase agreements, Con Edison will make payments of $1 billion in aggregate to the dealers on March 7, 2023 and will receive approximately 8.7 million shares of Con Edison common shares in aggregate on the same day. The final number of Con Edison common shares to be repurchased from the dealers will be based on the volume-weighted average share price of Con Edison’s common shares during the term of the applicable transaction, less a discount. The final settlement of the transactions under the accelerated share repurchase agreements is expected to occur no later than the third quarter of 2023.

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $16 billion in annual revenues and $69 billion in assets as of December 31, 2022. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and through its subsidiaries invests in electric transmission projects supporting its parent company’s effort to transition to clean, renewable energy. Con Edison Transmission manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.

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